Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES Second QUARTER 2024 RESULTS

VERO BEACH, Fla. (July 25, 2024) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended June 30, 2024.

Second Quarter 2024 Results

●	Net loss of $5.0 million, or $0.09 per common share, which consists of:
●	Net interest expense of $0.7 million, or $0.01 per common share
●	Total expenses of $4.4 million, or $0.08 per common share
●	Net realized and unrealized gains of $0.1 million, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Second quarter dividends declared and paid of $0.36 per common share
●	Book value per common share of $8.58 at June 30, 2024
●	Total return of (1.97)%, comprised of $0.36 dividend per common share and $0.54 decrease in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Orchid maintained a strong liquidity position of $265.3 million in cash and cash equivalents and unpledged securities (net of unsettled purchased securities), or 48% of stockholders' equity as of June 30, 2024
●	Borrowing capacity in excess of June 30, 2024 outstanding repurchase agreement balances of $4,345.7 million, spread across 22 active lenders
●	Company to discuss results on Friday, July 26, 2024, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the second quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The long-awaited pivot on the part of Federal Reserve may finally be at hand.  Persistently strong growth of the U.S. economy and above trend inflation appear to have moderated sufficiently that the Fed now sees the risks to the economy as balanced – implying there is equal risk of more growth or a slow-down.  Since the Fed sees their current monetary policy as restrictive, it may now be time to reverse some of the tightening that occurred in 2022 and 2023 and ease monetary policy if inflation data continues to moderate.  Current market pricing is for between two and three 25 basis point cuts by year end with several more in 2025.  Should such conditions persist, the Fed should begin lowering the Fed funds rate this year, perhaps starting in September.

“With the turn in the outlook for monetary policy towards more accommodation equity prices for mortgage REITs have strengthened and we have been able to raise common equity capital via our at-the-market program.  We were able to raise approximately $100.7 million during the second quarter of 2024, generally at a slight discount to book value.  The proceeds were deployed into Agency RMBS assets at very attractive levels as mortgages, as measured by the spread of the current coupon 30-year fixed rate security, traded at spreads that averaged between 140 and 145 basis points to the five-year U.S. Treasury over the course of the quarter versus approximately 80 basis points over the five-year U.S. Treasury prior to the pandemic.  We continue to find investment opportunities available in the market to be very attractive.  As a result of this new equity capital, we were able to increase the size of the portfolio by approximately 16.6% in the second quarter of 2024.

“Looking forward, we anticipate investment opportunities to remain attractive with potential total returns that could improve if the Federal Reserve were to begin easing monetary policy, especially so if the banking community became active in the Agency RMBS space again.  Absent such a development, total returns available today are still quite attractive and hedged net-interest spreads are ample in relation to the current dividend level.”

Details of Second Quarter 2024 Results of Operations

The Company reported net loss of $5.0 million for the three month period ended June 30, 2024, compared with net income of $10.2 million for the three month period ended June 30, 2023. Interest income on the portfolio in the second quarter was up approximately $4.2 million from the first quarter of 2024. The yield on our average Agency RMBS increased from 5.03% in the first quarter of 2024 to 5.05% for the second quarter of 2024, and our repurchase agreement borrowing costs decreased from 5.54% for the first quarter of 2024 to 5.34% for the second quarter of 2024. Book value decreased by $0.54 per share in the second quarter of 2024. The decrease in book value reflects our net loss of $0.09 per share and the dividend distribution of $0.36 per share. The Company recorded net realized and unrealized losses of $0.1 million on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended June 30, 2024, Orchid received $98.3 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 7.6%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
June 30, 2024	7.6	7.1	7.6
March 31, 2024	6.0	5.9	6.0
December 31, 2023	5.4	7.9	5.5
September 30, 2023	6.1	5.7	6.0
June 30, 2023	5.6	7.0	5.6
March 31, 2023	3.9	5.7	4.0

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of June 30, 2024 and December 31, 2023:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
June 30, 2024
Fixed Rate RMBS	$4,509,084	99.6%	4.72%	331	1-Jun-54
Interest-Only Securities	16,447	0.4%	4.01%	217	25-Jul-48
Inverse Interest-Only Securities	224	0.0%	0.00%	267	15-Jun-42
Total Mortgage Assets	$4,525,755	100.0%	4.68%	329	1-Jun-54
December 31, 2023
Fixed Rate RMBS	$3,877,082	99.6%	4.33%	334	1-Nov-53
Interest-Only Securities	16,572	0.4%	4.01%	223	25-Jul-48
Inverse Interest-Only Securities	358	0.0%	0.00%	274	15-Jun-42
Total Mortgage Assets	$3,894,012	100.0%	4.30%	331	1-Nov-53

($ in thousands)
	June 30, 2024		December 31, 2023
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,906,690	64.2%	$2,714,192	69.7%
Freddie Mac	1,619,065	35.8%	1,179,820	30.3%
Total Portfolio	$4,525,755	100.0%	$3,894,012	100.0%

	June 30, 2024	December 31, 2023
Weighted Average Pass-through Purchase Price	$102.75	$104.10
Weighted Average Structured Purchase Price	$18.74	$18.74
Weighted Average Pass-through Current Price	$94.86	$95.70
Weighted Average Structured Current Price	$14.24	$13.51
Effective Duration (1)	4.290	4.400

(1)

Effective duration is the approximate percentage change in price for a 100 basis point change in rates. An effective duration of 4.290 indicates that an interest rate increase of 1.0% would be expected to cause a 4.290% decrease in the value of the RMBS in the Company’s investment portfolio at June 30, 2024. An effective duration of 4.400 indicates that an interest rate increase of 1.0% would be expected to cause a 4.400% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2023. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of June 30, 2024, the Company had outstanding repurchase obligations of approximately $4,345.7 million with a net weighted average borrowing rate of 5.46%. These agreements were collateralized by RMBS and U.S. Treasury securities with a fair value, including accrued interest, of approximately $4,540.1 million and cash pledged to counterparties of approximately $11.2 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at June 30, 2024 was 7.8 to 1. At June 30, 2024, the Company’s liquidity was approximately $265.3 million consisting of cash and cash equivalents and unpledged RMBS (not including unsettled securities purchases). To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations at June 30, 2024.

($ in thousands)
			Weighted	Weighted
	Total		Average	Average
	Outstanding	% of	Borrowing	Maturity
Counterparty	Balances	Total	Rate	in Days
ABN AMRO Bank N.V.	$292,120	6.6%	5.45%	40
DV Securities, LLC Repo	276,688	6.4%	5.45%	28
Mitsubishi UFJ Securities (USA), Inc.	264,103	6.1%	5.47%	33
JPMorgan Securities LLC	248,837	5.7%	5.46%	8
Wells Fargo Bank, N.A.	245,795	5.7%	5.46%	14
Banco Santander SA	244,119	5.6%	5.47%	36
Citigroup Global Markets Inc.	243,766	5.6%	5.45%	22
Cantor Fitzgerald & Co	240,022	5.5%	5.45%	15
RBC Capital Markets, LLC	230,733	5.3%	5.47%	15
Marex Capital Markets Inc.	220,831	5.1%	5.45%	50
ASL Capital Markets Inc.	213,654	4.9%	5.44%	17
Goldman, Sachs & Co.	207,923	4.8%	5.46%	15
Bank of Montreal	206,039	4.7%	5.47%	15
Clear Street LLC	190,252	4.4%	5.46%	40
Mirae Asset Securities (USA) Inc.	189,247	4.4%	5.47%	64
Merrill Lynch, Pierce, Fenner & Smith	187,004	4.3%	5.48%	15
Daiwa Securities America Inc.	169,261	3.9%	5.47%	54
StoneX Financial Inc.	159,516	3.7%	5.46%	16
South Street Securities, LLC	150,210	3.5%	5.46%	65
ING Financial Markets LLC	124,998	2.9%	5.47%	32
Lucid Prime Fund, LLC	23,454	0.5%	5.46%	18
Lucid Cash Fund USG LLC	17,132	0.4%	5.47%	18
Total / Weighted Average	$4,345,704	100.0%	5.46%	29

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At June 30, 2024, such instruments were comprised of U.S. Treasury note (“T-Note”) and Secured Overnight Financing Rate ("SOFR") futures contracts, dual digital options, interest rate swap agreements, interest rate swaption agreements, interest rate caps, interest rate floors and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note and SOFR futures contracts at June 30, 2024.

($ in thousands)
	June 30, 2024
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Treasury Note Futures Contracts (Short Positions)(2)
September 2024 5-year T-Note futures (Sep 2024 - Sep 2029 Hedge Period)	$421,500	4.42%	4.52%	$(2,025)
SOFR Futures Contracts (Short Positions)
December 2024 3-Month SOFR futures (Sep 2024 - Dec 2024 Hedge Period)	$25,000	4.27%	5.15%	$220
March 2025 3-Month SOFR futures (Dec 2024 - Mar 2025 Hedge Period)	25,000	3.90%	4.86%	239
June 2025 3-Month SOFR futures (Mar 2025 - Jun 2025 Hedge Period)	25,000	3.58%	4.57%	245
September 2025 3-Month SOFR futures (Jun 2025 - Sep 2025 Hedge Period)	25,000	3.37%	4.32%	237
December 2025 3-Month SOFR futures (Sep 2025 - Dec 2025 Hedge Period)	25,000	3.25%	4.12%	218
March 2026 3-Month SOFR futures (Dec 2025 - Mar 2026 Hedge Period)	25,000	3.21%	3.97%	191

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)	5-Year T-Note futures contracts were valued at a price of $106.58. The contract values of the short positions were $449.2 million.

The table below presents information related to the Company’s interest rate swap positions at June 30, 2024.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$1,200,000	1.34%	5.45%	3.6
Expiration > 5 years	1,936,800	3.56%	5.37%	7.5
	$3,136,800	2.71%	5.40%	6.0

The following table presents information related to our dual digital option position as of June 30, 2024.

($ in thousands)
	Option			Underlying Swap
			Weighted				Weighted
			Average		Average	Average	Average
		Fair	Months to	Notional	Fixed	Adjustable	Term
Expiration	Cost	Value	Expiration	Amount	Rate	Rate	(Years)
Dual Digital Option (1)	$500	$105	2.7	$9,412	n/a	n/a	n/a

(1)

If, on September, 20, 2024, the S&P 500 Index (SPX) is lower than 4,725.166, and the SOFR 10 Year Swap Rate is above 3.883%, the Company will receive the notional amount. If either condition is not met, the Company will receive $0.

The following table summarizes our contracts to sell TBA securities as of June 30, 2024.

($ in thousands)
	Notional
	Amount			Net
	Long	Cost	Market	Carrying
	(Short)(1)	Basis(2)	Value(3)	Value(4)
June 30, 2024
30-Year TBA securities:
3.0%	$(400,000)	$(340,281)	$(341,125)	$(844)
	$(400,000)	$(340,281)	$(341,125)	$(844)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023	1.800	81,127
2024 - YTD(1)	0.840	49,001
Totals	$67.290	$657,598

(1)

On July 10, 2024, the Company declared a dividend of $0.12 per share to be paid on August 29, 2024. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of June 30, 2024.

Book Value Per Share

The Company's book value per share at June 30, 2024 was $8.58. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At June 30, 2024, the Company's stockholders' equity was $555.9 million with 64,824,374 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities. As of June 30, 2024, approximately 96.2% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio. At March 31, 2024, the allocation to the PT RMBS portfolio was approximately 95.6%.

The table below details the changes to the respective sub-portfolios during the quarter.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
Market value - March 31, 2024	$3,864,505	$16,326	$247	$16,573	$3,881,078
Securities purchased	768,916	-	-	-	768,916
Securities sold	-	-	-	-	-
Return of investment	n/a	(574)	-	(574)	(574)
Pay-downs	(97,695)	n/a	n/a	n/a	(97,695)
Discount accretion due to pay-downs	4,402	n/a	n/a	n/a	4,402
Mark to market (losses) gains	(31,044)	695	(23)	672	(30,372)
Market value - June 30, 2024	$4,509,084	$16,447	$224	$16,671	$4,525,755

The tables below present the allocation of capital between the respective portfolios at June 30, 2024 and March 31, 2024, and the return on invested capital for each sub-portfolio for the three month period ended June 30, 2024.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
June 30, 2024
Market value	$4,509,084	$16,447	$224	$16,671	$4,525,755
Cash	257,011	-	-	-	257,011
Borrowings(1)	(4,345,704)	-	-	-	(4,345,704)
Total	$420,391	$16,447	$224	$16,671	$437,062
% of Total	96.2%	3.8%	0.1%	3.8%	100.0%
March 31, 2024
Market value	$3,864,505	$16,326	$247	$16,573	$3,881,078
Cash	203,620	-	-	-	203,620
Borrowings(2)	(3,711,498)	-	-	-	(3,711,498)
Total	$356,627	$16,326	$247	$16,573	$373,200
% of Total	95.6%	4.4%	0.1%	4.4%	100.0%

(1)

At June 30, 2024, there were outstanding repurchase agreement balances of $13.5 million secured by IO securities and $0.2 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)

At March 31, 2024, there were outstanding repurchase agreement balances of $13.7 million secured by IO securities and $0.2 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately (0.5)% and 6.2%, respectively, for the second quarter of 2024. The combined portfolio generated a return on invested capital of approximately (0.2)%.

($ in thousands)
Returns for the Quarter Ended June 30, 2024
		Structured Security Portfolio
			Inverse
	Pass-	Interest	Interest
	Through	Only	Only
	Portfolio	Securities	Securities	Sub-total	Total
Income (net of borrowing cost)	$(1,056)	$359	$-	$359	$(697)
Realized and unrealized (losses) gains	(26,642)	695	(23)	672	(25,970)
Derivative gains	26,068	n/a	n/a	n/a	26,068
Total Return	$(1,630)	$1,054	$(23)	$1,031	$(599)
Beginning Capital Allocation	$356,627	$16,326	$247	$16,573	$373,200
Return on Invested Capital for the Quarter(1)	(0.5)%	6.5%	(9.3)%	6.2%	(0.2)%
Average Capital Allocation(2)	$388,509	$16,387	$236	$16,623	$405,132
Return on Average Invested Capital for the Quarter(3)	(0.4)%	6.4%	(9.7)%	6.2%	(0.1)%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On October 29, 2021, we entered into an equity distribution agreement (the “October 2021 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 9,742,188 shares under the October 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $151.8 million, and net proceeds of approximately $149.3 million, after commissions and fees, prior to its termination in March 2023.

On March 7, 2023, we entered into an equity distribution agreement (the “March 2023 Equity Distribution Agreement”) with three sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 24,675,497 shares under the March 2023 Equity Distribution Agreement for aggregate gross proceeds of approximately $228.8 million and net proceeds of approximately $225.0 million, after commissions and fees, prior to its termination in June 2024.

On June 11, 2024, we entered into an equity distribution agreement (the “June 2024 Equity Distribution Agreement”) with three sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through June 30, 2024, we issued a total of 1,995,000 shares under the June 2024 Equity Distribution Agreement for aggregate gross proceeds of approximately $16.9 million, and net proceeds of approximately $16.6 million, after commissions and fees. Subsequent to June 30, 2024, we issued a total of 6,514,200 shares under the June 2024 Equity Distribution Agreement for aggregate gross proceeds of approximately $55.5 million, and net proceeds of approximately $54.6 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,316 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through June 30, 2024, the Company repurchased a total of 5,081,134 shares at an aggregate cost of approximately $77.0 million, including commissions and fees, for a weighted average price of $15.16 per share. During the six months ended June 30, 2024, the Company repurchased a total of 332,773 shares at an aggregate cost of approximately $2.8 million, including commissions and fees, for a weighted average price of $8.35 per share.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, July 26, 2024, at 10:00 AM ET. The conference call may be accessed by dialing toll free (800)715-9871. The conference passcode is 8307491. The supplemental materials may be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.orchidislandcapital.com, and an audio archive of the webcast will be available until August 25, 2024.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, portfolio composition, positioning and repositioning, hedging levels, dividends, investment and return opportunities, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, capital raising, future opportunities and prospects of the Company and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of June 30, 2024, and December 31, 2023, and the unaudited quarterly statements of operations for the six and three months ended June 30, 2024 and 2023. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	June 30, 2024	December 31, 2023
ASSETS:
Mortgage-backed securities, at fair value	$4,525,755	$3,894,012
U.S. Treasury securities, available-for-sale	98,099	148,820
Cash, cash equivalents and restricted cash	257,011	200,289
Accrued interest receivable	18,988	14,951
Derivative assets, at fair value	29,319	6,420
Other assets	733	455
Total Assets	$4,929,905	$4,264,947

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$4,345,704	$3,705,649
Payable for investment securities and TBA transactions	-	60,454
Dividends payable	7,805	6,222
Derivative liabilities, at fair value	844	12,694
Accrued interest payable	17,597	7,939
Due to affiliates	1,086	1,013
Other liabilities	937	1,031
Total Liabilities	4,373,973	3,795,002
Total Stockholders' Equity	555,932	469,945
Total Liabilities and Stockholders' Equity	$4,929,905	$4,264,947
Common shares outstanding	64,824,374	51,636,074
Book value per share	$8.58	$9.10

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Six Months Ended June 30,		Three Months Ended June 30,
	2024	2023	2024	2023
Interest income	$101,935	$77,923	$53,064	$39,911
Interest expense	(105,122)	(90,888)	(53,761)	(48,671)
Net interest expense	(3,187)	(12,965)	(697)	(8,760)
Gains on RMBS and derivative contracts	26,102	36,567	98	23,828
Net portfolio income (loss)	22,915	23,602	(599)	15,068
Expenses	8,118	9,823	4,380	4,819
Net income (loss)	$14,797	$13,779	$(4,979)	$10,249
Other comprehensive loss	(10)	-	37	-
Comprehensive net income (loss)	$14,787	$13,779	$(4,942)	$10,249

Basic and diluted net income (loss) per share	$0.27	$0.35	$(0.09)	$0.25
Weighted Average Shares Outstanding	54,798,596	39,356,054	57,763,857	40,210,844
Dividends Declared Per Common Share:	$0.720	$0.960	$0.360	$0.480

	Three Months Ended June 30,
Key Balance Sheet Metrics	2024	2023
Average RMBS(1)	$4,203,416	$4,186,939
Average repurchase agreements(1)	4,028,601	3,985,577
Average stockholders' equity(1)	518,782	470,723
Adjusted leverage ratio - as of period end(2)	7.8:1	8.6:1
Economic leverage ratio - as of period end(3)	7.1:1	8.1:1

Key Performance Metrics
Average yield on RMBS(4)	5.05%	3.81%
Average cost of funds(4)	5.34%	4.88%
Average economic cost of funds(5)	2.41%	2.53%
Average interest rate spread(6)	(0.29)%	(1.07)%
Average economic interest rate spread(7)	2.64%	1.28%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities adjusted for net notional TBA positions by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.